SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[   ]  Soliciting Material Under Rule 14a-12

CONMED Corporation

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

James W. Green

Joshua H. Levine

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CONMED CORPORATION

__________________________

SUPPLEMENT TO PROXY STATEMENT

OF

VOCE CATALYST PARTNERS LP

_________________________

PLEASE SIGN, DATE AND MAIL THE WHITE PROXY CARD TODAY

The following supplements the definitive proxy statement, dated August 13, 2014 (the “Proxy Statement”), filed with the Securities and Exchange Commission on Schedule 14A by Voce Catalyst Partners LP, Voce Capital LLC, Voce Capital Management LLC, J. Daniel Plants, and the nominees named therein in connection with the solicitation of proxies from the stockholders of CONMED CORPORATION (the “Company”) in respect of the annual meeting of the Company’s stockholders to be held on September 10, 2014 (the “Annual Meeting”).

Except as described in this document, the information provided in the Proxy Statement continues to apply and this supplement should be read in conjunction with the Proxy Statement. To the extent the following information differs from, updates or conflicts with information contained in the Proxy Statement, the supplemental information below is more current. If you need another copy of the Proxy Statement, please contact Georgeson, Inc. (“Georgeson”), the proxy solicitor assisting us in connection with the Annual Meeting. To contact Georgeson, stockholders may call (800) 905-7281.

Supplemental Disclosures

The third paragraph in the section of the Proxy Statement entitled “SOLICITATION OF PROXIES” should be deemed to be removed and is superseded and replaced in its entirety by the paragraph set forth below:

The entire expense of soliciting proxies is being borne by the Participants. Costs of the Proxy Solicitation are currently estimated to be approximately $175,000. Voce estimates that through the date hereof, expenses incurred in connection with the Proxy Solicitation are approximately $100,000. If successful, we may seek reimbursement of these costs from the Company. In the event that we decide to seek reimbursement of our expenses, we do not intend to submit the matter to a vote of the Company’s shareholders. The Board would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its shareholders. Costs related to the solicitation of proxies include expenditures for attorneys, advisors, printing, advertising, postage and related expenses and fees.